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                                                                    Exhibit 99-3

Contact:      Kenneth Julian (Media)               Eugene Truett (Analysts)
              (717) 730-3683                       (717) 975-5677
              kjulian@harsco.com                   etruett@harsco.com

FOR IMMEDIATE RELEASE
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     HARSCO ACQUIRES CONTROLLING INTEREST IN SGB GROUP AFTER RECEIVING FINAL
                              REGULATORY APPROVALS

         HARRISBURG, PA (June 16, 2000) . . . Harsco Corporation (NYSE: HSC) announced today that it has received the last remaining approvals from British and Dutch regulatory authorities and is now declaring its offer to acquire SGB Group Plc wholly unconditional.

         With these developments, Harsco takes ownership of 56.41 percent of SGB's issued shares, which represents the acceptances received from SGB shareholders as of 12:00 p.m. on June 16, 2000. Harsco expects to acquire all of SGB's shares and has asked the remaining SGB shareholders to return their acceptances as soon as possible. Harsco is offering 250 pence (approximately $3.77) per SGB share, for a total consideration, including the assumption of certain SGB indebtedness, of (pound)222 million (approximately $334 million).

         Harsco will begin consolidating SGB's revenues and earnings into the Company's financial results effective immediately. The acquisition is expected to be immediately accretive to Harsco's earnings.

         SGB is one of Europe's largest suppliers of scaffolding, forming and related access products and services. For the year ended 31 December 1999, SGB recorded sales of (pound)283 million (approximately $426 million).

         Harsco Corporation is a multinational provider of services and products serving strategic worldwide markets from more than 300 locations in over 30 countries. Additional information about Harsco can be found at www.harsco.com.

         Harsco notes that forward-looking statements in this announcement involve risks and uncertainties. Actual results could differ materially from the expectations or assumptions expressed or implied herein. Factors which could affect actual results include changes in the worldwide business environment in which the Company operates; changes in governmental laws and regulations, including taxes; market and competitive changes, particularly in the steel producing, industrial gas, and infrastructure industries which the Company serves; and other factors listed from time to time in the Company's SEC reports. The Company does not intend to update this information and disclaims any legal liability to the contrary.

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